Exhibit 4.13

TERM LOAN CREDIT AGREEMENT

dated as of

February 15, 2019

among

FISERV, INC.,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
CITIBANK, N.A., MUFG BANK, LTD.,
PNC BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION,
and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agents

and

BANK OF MONTREAL, CHICAGO BRANCH, CAPITAL ONE, NATIONAL ASSOCIATION,
CITIZENS BANK, N.A., NATIONAL WESTMINSTER BANK PLC,
SUNTRUST BANK and TD BANK, N.A.,
as Documentation Agents

___________________________

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., MUFG BANK, LTD.,
PNC BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION,
and WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners and Joint Lead Arrangers

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(continued)

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(continued)

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(continued)

SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 3.13 -- List of Material Subsidiaries
Schedule 4.02(g) -- List of First Data Debt Instruments
Schedule 6.01 -- List of Existing Indebtedness

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- List of Closing Documents
Exhibit C -- Form of Compliance Certificate
Exhibit D-1 -- Form of Borrowing Request
Exhibit D-2 -- Form of Interest Election Request
Exhibit E-1-4 -- Form of U.S. Tax Compliance Certificates
Exhibit F -- Form of Solvency Certificate
Exhibit G -- Form of Increasing Lender Supplement
Exhibit H -- Form of Augmenting Lender Supplement

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TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of February 15, 2019, among FISERV, INC., a Wisconsin corporation (the “Company”), the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, including its branches and affiliates, and together with its successors and permitted assigns in such capacity, the “Administrative Agent”).
WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Company the loan facility provided for herein.
NOW THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
Section 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR,” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including by merger or consolidation (where the Company or any of its Subsidiaries is ultimately the surviving or continuing entity), devise, bequest, gift, through a dividend or otherwise), of (a) Stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a consolidated subsidiary of such Person or otherwise under the Control of such Person, (b) any business, going concern or division or segment of any other Person, or (c) the Property of any other Person other than in the ordinary course of business; provided, however, that no acquisition of substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business. “Acquired” shall have a correlative meaning.
“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of January 16, 2019, among the Company, First Data and 300 Holdings, Inc. (together with the exhibits and schedules thereto), as modified, amended, supplemented, consented to or waived from time to time.
“Acquisition Agreement Representations” means such of the representations and warranties made by First Data with respect to First Data and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company or its applicable affiliates have the right (taking into account any applicable cure provisions set forth in the Acquisition Agreement) to decline to consummate the Specified Acquisition or to terminate the obligations of the Company or its applicable affiliates (or otherwise do not have an obligation to close) under the Acquisition Agreement as a result of a breach of such representations and warranties.
“Acquisition-Related Incremental Term Loans” has the meaning assigned to such term in Section 2.22.
“Additional Lender” has the meaning assigned to such term in Section 2.23(d).

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“Additional Qualified Acquisition” means any Acquisition if the aggregate consideration paid or to be paid by the Company or a Subsidiary in respect of such Acquisition has a value that is equal to or greater than $1,000,000,000.
“Additional Qualified Acquisition Adjusted Covenant Period” has the meaning assigned to such term in Section 6.08(a).
“Adjusted Covenant Period” means a Qualified Acquisition Adjusted Covenant Period or an Additional Qualified Acquisition Adjusted Covenant Period, as the case may be.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” has the meaning assigned to such term in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person (other than a consolidated subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $5,000,000,000.
“Aggregate Tranche 1 Commitment” means the aggregate of the Tranche 1 Commitments of all the Tranche 1 Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Tranche 1 Commitments are $1,500,000,000.
“Aggregate Tranche 2 Commitment” means the aggregate of the Tranche 2 Commitments of all the Tranche 2 Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Tranche 2 Commitments are $3,500,000,000.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate (or if the LIBO Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

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“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.
“Applicable Percentage” means (i) with respect to any Tranche 1 Lender, the percentage of the Aggregate Tranche 1 Commitment represented by such Tranche 1 Lender’s Tranche 1 Commitment, (ii) with respect to any Tranche 2 Lender, the percentage of the Aggregate Tranche 2 Commitment represented by such Tranche 2 Lender’s Tranche 2 Commitment and (iii) with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment, the Aggregate Tranche 1 Commitment or the Aggregate Tranche 2 Commitment, as applicable, in each case, disregarding any Defaulting Lender’s Commitment, Tranche 1 Commitment or Tranche 2 Commitment, as applicable, represented by such Lender’s Commitment, Tranche 1 Commitment or Tranche 2 Commitment, respectively. If the Aggregate Commitment, the Aggregate Tranche 1 Commitment or the Aggregate Tranche 2 Commitment, as applicable, shall have terminated or expired, the Applicable Percentage in respect of a Lender shall be determined based upon the percentage obtained by dividing such Lender’s outstanding Loans of a Tranche by the aggregate outstanding principal amount of all of the Loans of such Tranche at such time, disregarding for purposes of calculating the Applicable Percentage any Loans held by a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or any ABR Loan, or with respect to the ticking fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “ABR Spread” or “Ticking Fee Rate,” as the case may be, based upon the ratings of two (2) nationally recognized rating agencies, as selected by the Company and agreed to by the Administrative Agent and thereafter disclosed to the Lenders, applicable on such date to the Index Debt (the “Index Debt Ratings”) (it being understood and agreed that each of (i) S&P, (ii) Moody’s and (iii) Fitch shall be acceptable nationally recognized rating agencies for all purposes of this definition):

Index Debt Ratings:	Eurocurrency Spread	ABR Spread	Ticking Fee Rate
Category 1: A3 or A- or higher	1.00%	0%	0.125%
Category 2: Baa1 or BBB+	1.125%	0.125%	0.125%
Category 3: Baa2 or BBB	1.25%	0.25%	0.125%
Category 4: Baa3 or BBB-	1.375%	0.375%	0.15%
Category 5: Ba1 or BB+ or lower	1.625%	0.625%	0.20%

For purposes of the foregoing,
(i) if either of such rating agencies shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5;
(ii) if the Index Debt Ratings established or deemed to have been established by such rating agencies shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the

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other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings;
(iii) if the Index Debt Ratings established or deemed to have been established by such rating agencies shall be changed (other than as a result of a change in the rating system of either rating agency), such change shall be effective as of the date on which such change is first publicly announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.07 or otherwise; and
(iv) each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either rating agency shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Category shall be determined by reference to the rating (and the Category applicable thereto) most recently in effect prior to such change or cessation.
“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arrangers” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., MUFG Bank, Ltd., PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Securities, LLC, in its capacity as a joint bookrunner and joint lead arranger hereunder.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” is defined in Section 2.22.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bail-In Lender” has the meaning assigned to such term in Section 2.19(b).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect

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thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowing” means a Tranche 1 Borrowing or a Tranche 2 Borrowing, as the context may require.
“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit D-1 or such other form as the Administrative Agent may approve from time to time.
“Bridge Commitment Letter” means that certain Bridge Facility Commitment Letter, dated as of January 16, 2019, among JPMorgan Chase Bank, N.A. and the Company, as amended, restated, supplemented or otherwise modified from time to time.
“Bridge Facility” means the $17,000,000,000 senior unsecured bridge credit facility contemplated by the Bridge Commitment Letter.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or any “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Company; or (b) during any period of up to three consecutive calendar years commencing on or after the Effective Date, individuals (i) who were directors of the Company on the first day of such period or (ii) whose election or nomination for election to the board of directors of the Company was recommended or approved by at least a majority of directors who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Company.

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“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that, notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.14.
“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Combination” has the meaning assigned to such term in Section 2.09(c).
“Combined Lender” has the meaning assigned to such term in Section 2.09(c).
“Commitment” means with respect to each Lender, its Tranche 1 Commitment and its Tranche 2 Commitment.
“Commitment Termination Date” has the meaning assigned to such term in Section 2.09(a).
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 8.03(c), including through an Approved Electronic Platform.
“Company” has the meaning assigned to such term in the preamble hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means the Company and the Subsidiaries on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

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“Credit Party” means the Administrative Agent or any Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days after the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Company or the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event and/or (ii) a Bail-In Action.
“Designated Persons” means any Person listed on a Sanctions List or who is otherwise the target of Sanctions.
“Disqualified Institutions” means (A) those Persons identified by the Company to the Administrative Agent and the Lenders in writing prior to January 16, 2019, (B) Persons that are reasonably determined by the Company to be competitors of the Company or any of its Subsidiaries and that have been specifically identified by the Company to the Administrative Agent and the Lenders in writing prior to the Effective Date and (C) in the case of each of clauses (A) and (B), any of their respective Affiliates, to the extent any such Affiliate (x) is clearly identifiable as an Affiliate of the applicable Person solely by similarity of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such Person; provided that the Company, by notice to the Administrative Agent and the Lenders after the Effective Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are competitors of the Company or any of its Subsidiaries (or Affiliates of Disqualified Institutions that are not bona fide debt investment funds). Each such supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders (including through an Approved Electronic Platform) in accordance with Section 9.01, but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans). It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (ii) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iii) “Disqualified Institution” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

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“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.
“Dividing Person” has the meaning assigned to such term in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Documentation Agent” means each of Bank of Montreal, Chicago Branch, Capital One, National Association, Citizens Bank, N.A., National Westminster Bank plc, SunTrust Bank and TD Bank, N.A., in its capacity as documentation agent for the credit facility evidenced by this Agreement.
“Dollar Amount” of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such other currency in the London foreign exchange market at or about 11:00 a.m., London time (or New York time, as applicable), on a particular day as displayed by ICE Data Services as the “ask price,” or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service is not or ceases to be available, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it deems reasonably appropriate).
“Dollars” or “$” refers to lawful money of the United States of America.
“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv) hereof.
“EBITDA” means, with respect to any Person for any period, the consolidated net earnings of such Person in respect of such period, plus, without duplication, the sum of each of the following with respect to such Person on a consolidated basis for such period to the extent deducted in the determination of such net earnings: (i) interest expense, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business (provided that, on and after December 15, 2015, the foregoing reference to “extraordinary” losses shall be deemed to refer to losses that are both “unusual” and “infrequent” in accordance with GAAP and as described in the Financial Accounting Standards Update No. 2015-01: Income Statement – Extraordinary and Unusual Items (Subtopic 225-20)), (vi) stock-based non-cash compensation expense, (vii) other non-cash charges, losses and expenses and other non-cash items (including foreign currency exchange losses), (viii) fees and expenses incurred during such period in connection with the credit facility evidenced by this Agreement or in connection with an Acquisition (including fees and expenses in connection with the Specified Acquisition) or other investment permitted hereunder, (ix) cash non-recurring fees, expenses, costs, charges and losses in respect of discontinued operations, the issuance or incurrence of debt, the refinancing, retirement or repayment of debt, the issuance of equity interests, casualty and condemnation events to the extent covered by insurance and expected to result in insurance proceeds of at least the amount added back and sales and other dispositions of assets

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outside the ordinary course of business, (x) other non-recurring expenses, costs, charges and losses (including those resulting from restructurings, divestitures and severances) and (xi) with respect to each Acquisition, cost synergies that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 18 months following such Acquisition (or within 24 months following the Specified Acquisition), net of the amount of any such cost synergies otherwise included, or added back, pursuant to this definition; provided that (A) the amount added back under this clause (xi) with respect to any period may not exceed fifteen percent (15%) of EBITDA for such period (as calculated without giving effect to this clause (xi)) and (B) such cost synergies have been reasonably detailed by the Company in the applicable Compliance Certificate, minus (xii) extraordinary gains realized other than in the ordinary course of business (provided that, on and after December 15, 2015, the foregoing reference to “extraordinary” gains shall be deemed to refer to gains that are both “unusual” and “infrequent” in accordance with GAAP and as described in the Financial Accounting Standards Update No. 2015-01: Income Statement – Extraordinary and Unusual Items (Subtopic 225-20)) and foreign currency exchange gains and (xiii) any cash payments made during such period in respect of the items described in clause (vi) or (vii) above subsequent to the fiscal quarter in which the relevant stock-based non-cash compensation expense or other non-cash charge, as applicable, was incurred.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Company, any Subsidiary or any ERISA Affiliate.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,

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(c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the minimum funding standard with respect to any Plan (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability in a material amount or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Title I and Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency,” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate (except pursuant to clause (c) of the definition of “Alternate Base Rate”).
“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which it has a principal office or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender

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becomes a party to this Agreement (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender designates a new lending office, except in each case to the extent that it (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or an assignment), to receive additional amounts pursuant to Section 2.17(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.17(e), and (d) any withholding Tax that is imposed under FATCA.
“Extended Maturity Date” has the meaning assigned to such term in Section 2.23(a).
“Extending Lender” has the meaning assigned to such term in Section 2.23(b).
“Extension Availability Period” means (i) for Tranche 1 Loans, the period beginning on the Closing Date and ending on the three year anniversary thereof and (ii) for Tranche 2 Loans, the period beginning on the Closing Date and ending on the five year anniversary thereof.
“Extension Date” has the meaning assigned to such term in Section 2.23(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“FIN 46 Entity” means any Person the financial condition and results of which, solely due to Accounting Standards Codification 810 or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect (as amended, restated, supplemented, replaced or otherwise modified from time to time), the Company is required to consolidate in its financial statements.
“Financial Officer” means the Chief Financial Officer, the Controller, any Assistant Controller, the Treasurer or any Assistant Treasurer, in each case of the Company.
“Financial Statements” has the meaning assigned to such term in Section 3.12.
“First Data” means First Data Corporation, a Delaware corporation.
“Fitch” means Fitch Ratings, Inc.
“Foreign Lender” means a Lender that is neither a U.S. Person nor a Disregarded Entity that is treated for U.S. federal income Tax purposes as having as its sole owner a Person that is a U.S. Person.
“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

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“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, without duplication (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business and provided, further, that the amount of each “Guarantee” shall be the lesser of (i) the amount of the primary obligation with respect thereto or, if not stated, the reasonably expected liability in respect of such primary obligation, and (ii) the stated maximum amount of such “Guarantee.”
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Increasing Lender” has the meaning assigned to such term in Section 2.22.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.22.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.22.
“Indebtedness” means, with respect to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than accounts payable, deferred compensation, customer advances, earn‑outs, agreements providing for the holdback of the purchase price relating to an acquisition and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement

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(excluding operating leases), (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all indebtedness referred to in clauses (a)-(d) above or (f)-(h) below secured by any Lien (other than carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, landlords, repairmen’s or other similar Liens arising in the ordinary course of business) on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof; provided that in the event such Person shall not have assumed or otherwise become liable for the payment thereof, the amount of such liabilities shall be deemed to be the lesser of (i) the fair market value of the assets of such Person subject to such Lien and (ii) the amount of the liability secured by such Lien, (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, (g) Securitized Indebtedness, and (h) all Guarantees by such Person of any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include (1) any intercompany indebtedness between or among the Company and its Subsidiaries, (2) any indebtedness that has been defeased and/or discharged if funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) have been irrevocably deposited with a trustee, paying agent or other similar Person for the benefit of the relevant holders of such indebtedness or (3) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of Indebtedness.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of the Company under any Loan Document and (b) Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than Subsidiaries) or subject to any other credit enhancement.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Information Memorandum” means the Confidential Information Memorandum dated January 2019 relating to the Company and the Specified Acquisition Transactions.
“Interest Coverage Ratio” means as of any date, the ratio of (a) the Consolidated EBITDA of the Company for the four consecutive fiscal quarter period ended on such date to (b) Consolidated interest expense of the Company to the extent paid or payable in cash (net of (i) any cash payments (if any) made in respect of interest rate hedging transactions under Hedging Agreements and (ii) any cash payments (if any) received in respect of interest rate hedging transactions under Hedging Agreements) for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed or repaid in connection therewith and related interest expense) and disposition (including any Indebtedness assumed or repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

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“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit D-2 or such other form as the Administrative Agent may approve from time to time.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the day that is one week thereafter or the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period of time as is acceptable to each of the Lenders), as the Company may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period), other than a one-week Interest Period, shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lender Notice Date” has the meaning assigned to such term in Section 2.23(b).
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.22 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Ratio” means, as of any date, the ratio of (a) (i) the Consolidated Indebtedness of the Company minus (ii) Liquidity, in each case on such date to (b) Consolidated EBITDA of the Company for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed or repaid in connection therewith and related interest expense) and disposition (including any Indebtedness

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assumed or repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, however, that the term “Lien” shall not include any such interest under an operating lease.
“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.22.
“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.22.
“Liquidity” means, as of any date of determination, the sum of (a) the amount (if any) by which the Dollar Amount of unrestricted and unencumbered cash, cash equivalents and marketable securities of the Company and its Subsidiaries, as reflected on the Company’s balance sheet and maintained by the Company and its Subsidiaries in the United States (or that could be repatriated to the United States (less the applicable combined federal and state marginal income tax due or payable that would be imposed on the Company or applicable Subsidiary in the case of, and with respect to, the repatriation of such cash to the United States, in each case as of such date)) exceeds $100,000,000 as of such date, plus (b) the Dollar Amount of any cash, cash equivalents and marketable securities of the Company and its Subsidiaries, as reflected on the Company’s balance sheet, constituting the proceeds of Indebtedness constituting debt securities included in clause (a)(i) of the definition of “Leverage Ratio” incurred to finance an acquisition, investment or refinancing that are subject to customary escrow or similar arrangements to the extent such proceeds (i) secure such Indebtedness or is otherwise restricted in favor of the holders of such debt securities and (ii) will be required to repay such Indebtedness if such acquisition, investment or refinancing is not consummated.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

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“Loan Documents” means this Agreement, any promissory notes executed and delivered pursuant to Section 2.10(e), each Borrowing Request and any and all other instruments and documents executed and delivered in connection with any of the foregoing.
“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement, it being understood that conversions and continuations of Loans are not Loans hereunder.
“Margin Stock” means any “margin stock,” as said term is defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, business or assets of the Company and the Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Company and/or its Subsidiaries as disclosed in the reports of the Company or First Data on Form 10-K, 10-Q or 8-K, or in any Form S-4 of the Company or First Data, filed with the SEC prior to the Effective Date), (ii) the ability of the Company to perform its obligations under the Loan Documents, or (iii) the rights, due to circumstances not caused by the Administrative Agent or any Lender, of the Administrative Agent or any Lender to enforce the Loan Documents against the Company.
“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $300,000,000. For the avoidance of doubt, as of the date hereof each of the Bridge Facility (to the extent drawn) and the Revolving Credit Facility constitute Material Indebtedness.
“Material Subsidiary” means each Subsidiary which (on an unconsolidated basis and excluding intercompany income statement items of such Subsidiary), as of the end of the most recent two consecutive fiscal quarters of the Company, in each case for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.07, contributed revenues in an amount greater than ten percent (10%) of the revenues of the Company and its Subsidiaries on a Consolidated basis for the four consecutive fiscal quarter period most recently ended; provided that, for purposes of this definition, the Consolidated revenues of the Company and its Subsidiaries shall be adjusted to give effect to each acquisition and disposition that occurred during each such period as if such acquisition or disposition had occurred at the inception of the first of such periods and each Subsidiary acquired or disposed of, as the case may be, had been acquired or disposed of at the inception of the first of such periods.
“Maturity Date” means (1) with respect to the Tranche 1 Loans, the Tranche 1 Maturity Date, and (2) with respect to the Tranche 2 Loans, the Tranche 2 Maturity Date.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Worth” means, at any date, the sum of all amounts that would be included under shareholders’ equity on a Consolidated balance sheet of the Company determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end; provided that, for purposes of calculating shareholders’ equity, any accumulated other comprehensive income or loss, in each case as reflected on such Consolidated balance sheet of the Company

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determined in accordance with GAAP, shall be excluded; provided, further, that “Net Worth” shall be adjusted to give effect to each acquisition and disposition that has occurred on or prior to the date on which Net Worth is being calculated but after the immediately preceding fiscal quarter end as if such acquisition or disposition had occurred on the date of such immediately preceding fiscal quarter end.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“Non-Extending Lender” has the meaning assigned to such term in Section 2.23(b).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company to any of the Lenders, any indemnified party and the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Operating Entity” means (a) any Person, (b) any business or operating unit of a Person (i) which is operated separate and apart from the other businesses and operations of such Person, or (ii) the products and services of which are divisible from the other products and services of such Person, or (c) any other line of business or business segment.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, registration or documentary taxes or any other excise or property taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website

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from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Patriot Act” has the meaning assigned to such term in Section 9.13.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means, at any time, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Code, the funding requirements of which are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Company, any Subsidiary or an ERISA Affiliate.
“Permanent Financing Fee Letter” has the meaning assigned to such term in Section 4.02(f).
“Permitted Sale-Leaseback Transactions” means sales or transfers by the Company or any Subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably and in good faith by the Administrative Agent) or any similar release by the Board (as determined reasonably and in good faith by the Administrative Agent); provided that if the Prime Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding” has the meaning assigned to such term in Section 9.03(b).
“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Acquisition” means any Acquisition if the aggregate consideration paid or to be paid by the Company or a Subsidiary in respect of such Acquisition has a value that is equal to or greater than $500,000,000.
“Qualified Acquisition Adjusted Covenant Period” has the meaning assigned to such term in Section 6.08(a).
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, the day that is two (2) Business Days prior to the commencement of such Interest Period.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to five decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size for that period.
“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company, in a manner consistent with that applied by the Administrative Agent generally to substantially similar credit facilities for which it acts as administrative agent. No Lender shall be obligated to be a Reference Bank without its consent.
“Register” has the meaning assigned to such term in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Replacement Lender” has the meaning assigned to such term in Section 2.09(c).
“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Commitments representing more than 50% of the Aggregate Commitment; provided that, upon the funding of the Loans on the Closing Date, “Required Lenders” shall mean, at any time, Lenders holding Loans representing more than 50% of the aggregate outstanding principal amount of all of the Loans at such time.
“Retired Commitments” has the meaning assigned to such term in Section 2.09(c).
“Revolving Credit Facility” means the revolving credit facility evidenced by the Revolving Credit Facility Agreement.
“Revolving Credit Facility Agreement” means that certain Third Amended and Restated Credit Agreement dated as of September 19, 2018 by and among the Company, the subsidiary borrowers from time to time party thereto and the lenders from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

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“Sanctioned Country” means a country, region or territory which is at any relevant time subject to Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctions” means:
(a)    economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC; and
(b)    economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce, the US Department of the Treasury, the United Nations Security Council or other relevant sanctions authority.
“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by any other U.S. government entity or other relevant sanctions authority, in each case as the same may be amended, supplemented or substituted from time to time.
“SEC” means the Securities and Exchange Commission of the United States or such other Governmental Authority succeeding to the functions thereof.
“Securities Act” means the Securities Act of 1933.
“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any subsidiary or affiliate thereof, on or prior to such date.
“Solvent” means (a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (d) the Company and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability.
“SPE” means any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise.
“Specified Acquisition” means the acquisition by the Company of First Data pursuant to the Acquisition Agreement.
“Specified Acquisition Arranger” has the meaning assigned to such term in Section 4.02(d).

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“Specified Acquisition Transactions” means (a) the consummation of the Specified Acquisition, (b) the execution and delivery of amendments to the Revolving Credit Facility and the borrowings thereunder on or in connection with the closing of the Specified Acquisition, (c) the refinancing of certain indebtedness of First Data and its subsidiaries in connection with the Specified Acquisition, (d) the issuance by the Company of senior unsecured notes or the borrowing of Loans hereunder, or a combination of the foregoing, in connection with the Specified Acquisition, (e) to the extent the financing described in the foregoing clause (d) is not funded on the Closing Date, the incurrence by the Company of term loans under the Bridge Facility, and (f) the payment of all fees and expenses incurred or paid in connection with the foregoing.
“Specified Representations” means the representations and warranties of the Company set forth in the following provisions of this Agreement: Section 3.01 (Existence and Power) (but solely with respect to the due organization, valid existence and good standing of the Company), the first sentence of Section 3.02 (Authority) (but solely with respect to the Company), Section 3.03 (Binding Agreements) (but solely with respect to the Company), the first sentence of Section 3.05(a) (No Conflicting Agreements or Laws) (but solely with respect to a default under this Agreement constituting an Event of Default under (1) clause (b) of Article VII hereof as a result of a failure to pay any fee that is due and payable hereunder, (2) clauses (h) or (i) of Article VII hereof or (3) clause (d)(i) of Article VII hereof as a result of a failure to observe or perform the covenant contained in Section 6.04 hereof (but solely with respect to a merger of the Company)), the first sentence of Section 3.05(b) (No Conflicting Agreements or Laws) (but solely with respect to any existing material mortgage, indenture, contract, agreement or instrument governing any Material Indebtedness (other than the Loans) (on a pro forma basis giving effect to the Specified Acquisition Transactions but without giving effect to the “Material Adverse Effect” qualification contained therein)), Section 3.07 (Investment Company Act), the first sentence of Section 3.08 (Federal Reserve Regulations), Section 3.16 (Use of Proceeds) and Section 3.17 (Solvency).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Company promptly of any such adjustment.
“Stock” means any and all shares, partnership interests, membership interests, warrants, options, rights of conversion, participations or other equivalents (however designated) of equity interests in a Person.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (excluding any FIN 46 Entity, but only to the extent that the owners of

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such FIN 46 Entity’s Indebtedness have no recourse, directly or indirectly, to the Company or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.
“Subsidiary” means any subsidiary of the Company, other than Bastogne, Inc. and any other SPE.
“Surviving Commitment” has the meaning assigned to such term in Section 2.09(c).
“Surviving Lender” has the meaning assigned to such term in Section 2.09(c).
“Syndication Agent” means each of Citibank, N.A., MUFG Bank, Ltd., PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, value added taxes, or any other goods and services, use or sales taxes, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Trade Date” has the meaning assigned to such term in Section 9.04(e)(i) hereof.
“Tranche” means (i) the Tranche 1 Commitments or Tranche 1 Loans or (ii) the Tranche 2 Commitments or the Tranche 2 Loans, as the context may require.
“Tranche 1 Borrowing” means a borrowing consisting of simultaneous Tranche 1 Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period, made by each of the Tranche 1 Lenders pursuant to Section 2.01(a).
“Tranche 1 Commitment” means, as to each Tranche 1 Lender, its obligation to make Tranche 1 Loans to the Company pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche 1 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Tranche 1 Lender” means a Lender with a Tranche 1 Commitment or holding Tranche 1 Loans.
“Tranche 1 Loan” has the meaning assigned to such term in Section 2.01(a).
“Tranche 1 Maturity Date” means the date that is three years after the Closing Date, as extended (in the case of each Lender consenting thereto) pursuant to Section 2.23.
“Tranche 2 Borrowing” means a borrowing consisting of simultaneous Tranche 2 Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period, made by each of the Tranche 2 Lenders pursuant to Section 2.01(b).

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“Tranche 2 Commitment” means, as to each Tranche 2 Lender, its obligation to make Tranche 2 Loans to the Company pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche 2 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Tranche 2 Lender” means a Lender with a Tranche 2 Commitment or holding Tranche 2 Loans.
“Tranche 2 Loan” has the meaning assigned to such term in Section 2.01(b).
“Tranche 2 Maturity Date” means the date that is five years after the Closing Date, as extended (in the case of each Lender consenting thereto) pursuant to Section 2.23.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Lender” means a Lender that is not a Foreign Lender.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Tranche (e.g., a “Tranche 1 Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Tranche and Type (e.g., a “Eurocurrency Tranche 1 Loan”). Borrowings also may be classified and referred to by Tranche (e.g., a “Tranche 1 Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Tranche and Type (e.g., a “Eurocurrency Tranche 1 Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented

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or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including the computations and ratios referred to in Section 6.08) shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to, or modification of, or the phase-in of the effectiveness of any amendments to, GAAP which would require the capitalization of leases characterized as “operating leases” as of December 15, 2018 (it being understood and agreed, for the avoidance of doubt, that financial statements delivered pursuant to Sections 5.07(a) and 5.07(c) shall be prepared without giving effect to this sentence).
SECTION 1.05.     Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor (other than, for the avoidance of doubt, with respect to its obligation to apply the definition of such rate in accordance with its terms).

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SECTION 1.06.     Certain Calculations. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Articles VI and VII under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Company immediately preceding the fiscal quarter of the Company in which the applicable transaction or occurrence requiring a determination occurs.

ARTICLE II
The Credits
SECTION 2.01.     Commitments.
(a)     Subject to the terms and conditions set forth herein, each Tranche 1 Lender (severally and not jointly) agrees to make loans (each such loan, a “Tranche 1 Loan”) to the Company in Dollars on the Closing Date in an aggregate amount not to exceed the amount of such Tranche 1 Lender’s Tranche 1 Commitment. Tranche 1 Loans may be ABR Loans or Eurocurrency Rate Loans, as further provided herein. Tranche 1 Loans borrowed under this Section 2.01(a) and paid or prepaid may not be reborrowed.
(b)     Subject to the terms and conditions set forth herein, each Tranche 2 Lender (severally and not jointly) agrees to make loans (each such loan, a “Tranche 2 Loan”) to the Company in Dollars on the Closing Date in an aggregate amount not to exceed the amount of such Tranche 2 Lender’s Tranche 2 Commitment. Tranche 2 Loans may be ABR Loans or Eurocurrency Rate Loans, as further provided herein. Tranche 2 Loans borrowed under this Section 2.01(b) and paid or prepaid may not be reborrowed.
SECTION 2.02.     Loans and Borrowings.
(a) Each Loan of any Tranche shall be made as part of a Borrowing of such Tranche consisting of Loans of such Tranche made by the applicable Lenders ratably in accordance with their respective Commitments in respect of such Tranche. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)     Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
(c)     At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Tranche may be outstanding at the same time.

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(d)     Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.     Requests for Borrowings. To request a Borrowing, the Company shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the Company) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Chicago time, two (2) Business Days before the date of the proposed Borrowing or (b) by irrevocable written notice (via a written Borrowing Request signed by the Company) or by telephone in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or by telecopy to the Administrative Agent of a written Borrowing Request signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)     the aggregate principal amount of the requested Borrowing;
(ii)     the date of such Borrowing, which shall be a Business Day;
(iii)     whether such Borrowing is to be of a Tranche 1 Loan or a Tranche 2 Loan and whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)     in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)     the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.     [Reserved].
SECTION 2.05.     [Reserved].
SECTION 2.06.     [Reserved].
SECTION 2.07.     Funding of Borrowings.
(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date specified in accordance with the terms hereof in the Borrowing Request solely by wire transfer of immediately available funds by 8:00 a.m. (or, in the case of an ABR Borrowing for which the Borrowing Request is delivered to the Administrative Agent on the proposed date of Borrowing, 1:00 p.m.), Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly crediting, on the

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date specified in accordance with the terms hereof in the Borrowing Request, funds so received in the aforesaid account of the Administrative Agent to the account or accounts designated by the Company in the applicable Borrowing Request.
(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., Chicago time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.     Interest Elections.
(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, if not so specified, as provided in Section 2.03) and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or, if not so specified, as provided in Section 2.03). Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)     To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election (by telephone or irrevocable written notice (via an Interest Election Request signed by the Company)) by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or telecopy to the Administrative Agent of a written Interest Election Request signed by the Company. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Company to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).
(c)     Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)     the Borrowing (including the applicable Tranche of such Borrowing) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting

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Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)     if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)     If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided that if the Company shall have delivered to the Administrative Agent its customary standard documentation pre-authorizing automatic continuations, such Borrowing shall automatically continue as a Eurocurrency Borrowing with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09.     Termination and Reduction of Commitments.
(a)     The Aggregate Commitment hereunder shall be permanently reduced to zero on the date (the “Commitment Termination Date”) that is the earliest of the following: (i) the date of the consummation of the Specified Acquisition without the funding of the Loans under this Agreement, (ii) the date on which the Acquisition Agreement is terminated in accordance with its terms, (iii) the date of effectiveness of any written notice from the Company to the Administrative Agent of its election to terminate the remaining Aggregate Commitment hereunder in full pursuant to Section 2.09(b) below and (iv) 11:59 p.m., New York City time, on the Initial Termination Date (as defined in the Acquisition Agreement as in effect on January 16, 2019) (or, if the Initial Termination Date shall have been extended or further extended as provided in Section 8.1(c) of the Acquisition Agreement as in effect on January 16, 2019, then on such extended Termination Date (as defined in the Acquisition Agreement as in effect on January 16, 2019)). Unless previously terminated, the Aggregate Commitment shall terminate upon the funding of the Loans on the Closing Date.
(b)     The Company may at any time prior to the Closing Date terminate, or from time to time reduce, the Tranche 1 Commitments or the Tranche 2 Commitments; provided that each reduction of

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the Tranche 1 Commitments or the Tranche 2 Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000.
(c)     Notwithstanding the foregoing, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders prior to the Closing Date (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Company may notify the Administrative Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Company shall notify the Administrative Agent whether it wants such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Company shall be responsible for finding one or more financial institutions (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent reasonably deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.09(c), Required Lenders shall be determined as if the reduction in the aggregate amount of the Commitments requested by the Company had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).
(d)     The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments with respect to any Tranche under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments with respect to a Tranche shall be made ratably among the Lenders within such Tranche in accordance with their respective Commitments.
SECTION 2.10.     Repayment and Amortization of Loans; Evidence of Debt.
(a)     The Company shall repay to the Administrative Agent:
(i)     for the ratable account of the Tranche 1 Lenders (which repayments shall be adjusted from time to time pursuant to Section 2.11) (A) a principal amount in respect of the Tranche 1 Loans equal to (x) the outstanding principal amount of the Tranche 1 Loans on

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the Closing Date multiplied by (y)(I) for each of the first eight fiscal quarters commencing at the end of the first full fiscal quarter ending after the Closing Date, 1.25% and (II) for each fiscal quarter thereafter, 1.875%, with all accrued amounts under this clause (i)(A) to be paid on the last Business Day of each December occurring during the term of this Agreement and prior to the Tranche 1 Maturity Date, and (B) on the Tranche 1 Maturity Date, the aggregate principal amount of the Tranche 1 Loans outstanding on such date; and
(ii)     for the ratable account of the Tranche 2 Lenders (which repayments shall be adjusted from time to time pursuant to Section 2.11) (A) a principal amount in respect of the Tranche 2 Loans equal to (x) the outstanding principal amount of the Tranche 2 Loans on the Closing Date multiplied by (y) (I) for each of the first eight fiscal quarters commencing at the end of the first full fiscal quarter ending after the Closing Date, 1.25%, (II) for each of the next eight fiscal quarters, 1.875% and (III) for each fiscal quarter thereafter, 2.50%, with all accrued amounts under this clause (ii)(A) to be paid on the last Business Day of each December occurring during the term of this Agreement and prior to the Tranche 2 Maturity Date, and (B) on the Tranche 2 Maturity Date, the aggregate principal amount of Tranche 2 Loans outstanding on such date.
(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Tranche and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.
(e)     Any Lender may request that Loans made by it to the Company be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
SECTION 2.11.     Prepayment of Loans.
(a)     The Company shall have the right at any time and from time to time to prepay any Borrowing of either Tranche in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that (i) each prepayment of a Eurocurrency Borrowing (other than in connection with a prepayment of all outstanding Eurocurrency Borrowings) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) each prepayment of an ABR Borrowing (other than in

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connection with a prepayment of all outstanding ABR Borrowings) shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.
(b)     The Company shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail in accordance with Section 9.01) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Chicago time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrowing (including the applicable Tranche) subject to such prepayment, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, (A) if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09 and (B) a notice of prepayment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the applicable Tranche included in the prepaid Borrowing as the Borrower shall direct. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12.     Fees.
(a) The Company agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a ticking fee, which ticking fee shall accrue at a per annum rate equal to the Applicable Rate on the actual daily undrawn Aggregate Commitment (as such amounts shall be adjusted to give effect to any reductions of the Commitments pursuant to Section 2.09) during the period commencing on but excluding the 60th day after the Effective Date and ending on and including the earlier of (x) the Closing Date and (y) the Commitment Termination Date, payable in arrears on such earlier date. All ticking fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed.
(b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars (except as expressly provided in this Section), to the Administrative Agent for distribution, in the case of ticking fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.     Interest.
(a)     The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

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(b)     Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any interest or fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

SECTION 2.14.     Alternate Rate of Interest.
(a)     If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing the LIBOR Screen Rate shall not be available for such Interest Period for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent demonstrable error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if fewer than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate (disregarding clause (c) of the definition thereof). It is hereby understood and agreed that, notwithstanding the foregoing set forth in this Section 2.14(a), if at any time the conditions set forth in Section 2.14(c)(i) or (ii) are in effect, the provisions of this Section 2.14(a) shall no longer be applicable for any purpose of determining any alternative rate of interest under this Agreement and Section 2.14(c) shall instead be applicable for all purposes of determining any alternative rate of interest under this Agreement.
(b)     If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)     the Administrative Agent determines (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means do not

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exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis), for a Loan for the applicable Interest Period; or
(ii)     the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice (in reasonable detail) thereof to the Company and the Lenders prior to the commencement of such Interest Period by telephone, telecopy or e-mail in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing for the applicable Interest Period, as the case may be, shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(c)     Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that (i) the circumstances set forth in Section 2.14(b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(b)(i) have not arisen but (w) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Notwithstanding anything to the contrary in this Agreement, until an alternate rate of interest shall be determined in accordance with this Section 2.14(c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(c), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing for the applicable Interest Period, as the case

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may be, shall be ineffective, and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.15.     Increased Costs.
(a) If any Change in Law shall:
(i)     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)     impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender; or
(iii)     subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations of the type that such Lender has hereunder, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder, whether of principal, interest or otherwise, then the Company will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender then reasonably determines to be relevant).
(b)     If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender then reasonably determines to be relevant).
(c)     A certificate of a Lender setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company contemporaneously with any demand for payment hereunder and shall be conclusive absent clearly demonstrable error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

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(d)     Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions if such Lender fails to notify the Company within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) thereof, and such Lender shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender provided notice thereof to the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s claim for compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith or otherwise) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or 9.02(c), then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company contemporaneously with the demand for payment and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.17.     Taxes.
(a)     Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company or the Administrative Agent shall be required (as determined in its reasonable good faith discretion) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Company shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or Administrative Agent shall make such deductions and (iii) the Company or Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(b)     In addition, the Company shall pay any Other Taxes related to the Company to the relevant Governmental Authority in accordance with applicable law.
(c)     The Company shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Company under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender contemporaneously with any demand for payment, and shall be conclusive absent manifest error.
(d)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)     (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)     Without limiting the generality of the foregoing:
(A) any U.S. Lender shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

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(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(5) for purposes of furnishing the U.S. Tax Compliance Certificate as described in the foregoing clauses (3) and (4), if a Foreign Lender (or a foreign Participant) is a Disregarded Entity, the Foreign Lender will submit such certificate based on the status of the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender or Participant; and
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals or certified copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.
(f)     If the Administrative Agent or a Lender determines, in its discretion exercised reasonably and in good faith, that it has received a refund of any Taxes as to which it has been indemnified

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by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund, net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest, to the Company (but only to the extent of the indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund). This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.
(g)     Each Lender shall severally indemnify (i) the Administrative Agent, within 30 days after demand therefor, for (A) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Company to do so) and (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (ii) the Administrative Agent and the Company, within 30 days after demand therefor, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(g).
(h)     If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
SECTION 2.18.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)     The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly

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following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b)     If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)     If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Tranche resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Tranche and accrued interest thereon than the proportion received by any other Lender of Loans of such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Tranche of other Lenders of such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Tranche; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
(d)     Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of

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each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion; it being understood that the Administrative Agent shall, to the extent permitted by law, apply any cash collateral to such obligations when due.
SECTION 2.19.     Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.15, or if the Company is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)     If (i) any Lender (or any of its Participants) requests compensation under Section 2.15, (ii) the Company is required to pay any Indemnified Taxes or additional amount to any Lender (or any of its Participants) or any Governmental Authority for the account of any Lender (or any of its Participants) pursuant to Section 2.17, (iii) any Lender (A) or any Lender Parent has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), (B) is an EEA Financial Institution that is rated lower than BBB- by S&P and lower than Baa3 by Moody’s, or (C) is or becomes a Defaulting Lender or a Disqualified Institution, (iv) any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement or (v) any Lender shall enter into, or purport to enter into, any assignment or participation with a Disqualified Institution in violation of this Agreement, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such Lender is reasonably acceptable to the Administrative Agent and (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, which documents shall be without recourse to or warranty by the parties thereto. Notwithstanding any other provision of this Agreement to the contrary, if a Lender has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then the Company may terminate such Bail-In Lender’s Commitment hereunder; provided that (I) no Default or Event of Default shall have occurred and be continuing at the time of such Commitment termination, (II) in the case of a Bail-In Lender, the Company shall

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concurrently terminate the Commitment of each other Lender that is a Bail-In Lender at such time, (III) the Administrative Agent and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of the Company and its Subsidiaries) and (IV) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the Company may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 2.19(b))).
SECTION 2.20.     Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Company hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of the Company in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Company agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Company.
SECTION 2.21.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)     ticking fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)     any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (but as promptly as commercially practicable) hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement in accordance with this Section; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained

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by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments as of the Closing Date. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)     the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(d)     In the event that the Administrative Agent and the Company each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.22.     Expansion Option. The Company may from time to time elect to enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case in a minimum amount of $50,000,000 and minimum increments of $10,000,000 in excess thereof, so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans does not exceed $2,500,000,000. The Company may arrange for any such tranche to be provided by one or more Lenders (each Lender so agreeing to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to participate in such Incremental Term Loans; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent (each such consent, not to be unreasonably withheld, conditioned or delayed) and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit H hereto. No consent of any Lender (other than the Lenders participating in any Incremental Term Loan) shall be required for any Incremental Term Loan pursuant to this Section 2.22. Incremental Term Loans created pursuant to this Section 2.22 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no tranche of

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Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such Incremental Term Loans, (A) the conditions set forth in Section 4.01(d)(i) (other than with respect to the representations in Sections 3.04(a), 3.12(b) and 3.16) and Section 4.01(d)(ii) shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.08 and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Company to borrow hereunder after giving effect to such Incremental Term Loans; provided that, with respect to any Incremental Term Loans incurred for the purpose of financing an acquisition for which the Company has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition” and such Incremental Term Loans, “Acquisition-Related Incremental Term Loans”), (x) clause (i)(A) of this sentence shall be deemed to have been satisfied so long as (1) as of the date of execution of the definitive acquisition documentation in respect of a Limited Conditionality Acquisition (a “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Default or Event of Default shall have occurred and be continuing or would result from entry into such documentation, (2) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, no Event of Default under clause (a), (b), (h) or (i) of Article VII is in existence immediately before or immediately after giving effect (including on a pro forma basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties set forth in Article III shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, except to the extent any such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date and (4) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, representations and warranties substantially consistent with the Specified Representations (with such representations and warranties to be reasonably determined by the Lenders providing such Acquisition-Related Incremental Term Loans) shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Acquisition-Related Incremental Term Loans, except to the extent any such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date and (y) clause (i)(B) of this sentence shall be deemed to have been satisfied so long as the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.08 as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Loans, (b) shall not mature earlier than the latest applicable Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest applicable Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest applicable Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such

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amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.22. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide Incremental Term Loans at any time.
SECTION 2.23.     Extension of Maturity Date.
(a)     Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) during the applicable Extension Availability Period, request that each Lender extend such Lender’s applicable Maturity Date to a date (the “Extended Maturity Date”) that does not cause (i) the tenor of any Lender’s Tranche 1 Loans to exceed three (3) years from the date upon which the conditions precedent to the effectiveness of such extension of the applicable Maturity Date set forth in clause (f) below have been satisfied (an “Extension Date”) or (ii) the tenor of any Lender’s Tranche 2 Loans to exceed five (5) years from the Extension Date.
(b)     Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent (which shall be irrevocable unless the Company otherwise consents in writing in its sole discretion) given not later than the date that is 15 days after the date on which the Administrative Agent received the Company’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its applicable Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its applicable Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the applicable Maturity Date.
(c)     Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section promptly after the Administrative Agent’s receipt thereof and, in any event, no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)     Additional Lenders. The Company shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more banks, financial institutions or other entities that are not Ineligible Institutions (each, an “Additional Lender”) approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) in accordance with the procedures provided in Section 2.19(b), each of which Additional Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Company or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume the applicable Loans (and, if any such Additional Lender is already a Lender, its Loan shall be in addition to such Lender’s Loans hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company (which notice shall set forth such Lender’s new applicable Maturity Date), to become an Extending Lender; provided that the Company consents thereto in writing in its sole discretion. The Administrative Agent may effect such amendments to this Agreement as

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are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.
(e)     Minimum Extension Requirement. If (and only if) the total of the Loans of the applicable Tranche of the Lenders that have agreed to extend their applicable Maturity Date and the new or increased Loans of such Tranche of any Additional Lenders is more than 50% of the aggregate amount of the Loans of such Tranche in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the applicable Maturity Date of each Extending Lender and of each Additional Lender shall be extended to the applicable Extended Maturity Date and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.
(f)     Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Maturity Date of any Tranche shall be permitted hereunder and (y) any extension of any Maturity Date pursuant to this Section 2.23 shall not be effective with respect to any Extending Lender unless:
(i)     no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(ii)     the representations and warranties of the Company set forth in this Agreement (other than the representations contained in Sections 3.04(a), 3.12(b) and 3.16) shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the applicable Extension Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(iii)     the Administrative Agent shall have received a certificate from the Company signed by a Financial Officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Company approving or consenting to such extension.
(g)     Maturity Date for Non-Extending Lenders. On the applicable Maturity Date of each Non-Extending Lender, the Company shall repay such Non-Extending Lender in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations due and owing to it under this Agreement).
(h)     Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

On the Effective Date and the Closing Date, the Company represents and warrants to the Lenders that:

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SECTION 3.01.     Existence and Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and the Company is in good standing (where applicable) and authorized to do business in each jurisdiction in which the failure to be in good standing or authorized to do business would reasonably be expected to have a Material Adverse Effect.
SECTION 3.02.     Authority. The Company has full power and authority to enter into, execute, deliver and perform the terms of the Loan Documents, all of which have been duly authorized by all proper and necessary corporate or other entity action and are in full compliance with its certificate of incorporation and by‑laws. No consent or approval of, or other action by, shareholders or other equity owners of the Company, any Governmental Authority or any other Person, which has not already been obtained, (a) is required to authorize the execution, delivery or performance by the Company of the Loan Documents, (b) except for the filing of the Loan Documents with the SEC, is required of the Company or any Subsidiary in connection with the execution and delivery by the Company of the Loan Documents, or (c) is required as a condition to the enforceability against the Company of the Loan Documents.
SECTION 3.03.     Binding Agreements. The Loan Documents constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.
SECTION 3.04.     Litigation.
(a) Except as set forth in the filings of the Company or First Data on Forms 10-K, 10-Q or 8-K, or in any Form S-4 of the Company or First Data, filed with the SEC prior to the Effective Date, there are no actions, suits or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, at law or in equity, before any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.
(b)     There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary (i) that call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (ii) that would reasonably be expected to, individually or in the aggregate, materially and adversely affect any of the financing transactions contemplated by any Loan Document.

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SECTION 3.05.     No Conflicting Agreements or Laws.
(a) Neither the Company nor any Subsidiary is in default under any existing mortgage, indenture, contract, or agreement to which it is a party or by which it or any of its Property is bound, the effect of which would reasonably be expected to have a Material Adverse Effect.
(b)     No provision of any existing mortgage, indenture, contract, agreement or instrument evidencing Indebtedness, in each case binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary, and no provision of any statute, rule, regulation, judgment, decree or order binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by the Company of the terms of, any Loan Document, except, in each case, to the extent any such circumstance would not reasonably be expected to have a Material Adverse Effect. The execution, delivery or performance by the Company of the terms of each Loan Document will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than any Lien permitted under Section 6.02) upon the Property of the Company or any Material Subsidiary pursuant to the terms of any mortgage, indenture, contract, agreement or instrument evidencing Indebtedness binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary that, in each case, would reasonably be expected to have a Material Adverse Effect.
SECTION 3.06.     Taxes. The Company and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay would reasonably be expected to have a Material Adverse Effect. The Company represents that it is resident for Tax purposes only in the United States of America.
SECTION 3.07.     Investment Company Act. Neither the Company nor any Subsidiary is required to register as an investment company under the Investment Company Act of 1940.
SECTION 3.08.     Federal Reserve Regulations. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of each Loan, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Company and the Subsidiaries. Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company (i) in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including Regulations U or X of the Board or (ii) to fund any tender offer for, or other Acquisition of, Stock issued by any other Person with a view towards attaining Control of such other Person at a time when the board of directors, another similar managing body of such Person, or a party to whom the board of directors has delegated approval authority shall not have approved of such attainment of Control.

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SECTION 3.09.     Disclosure. None of the Information Memorandum, any Loan Document or any material information delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect on the date when made or furnished, and when taken as a whole; provided that the foregoing shall not apply to projections, estimates and other forward-looking materials and information of a general economic or industry specific nature. With respect to projections, estimates and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood and agreed by the Lenders that (a) such projections, estimates and forward-looking information relate to future events, are not to be viewed as fact and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and (b) no assurance can be given that any particular projections, estimates or forward-looking information will be realized and actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein and such differences may be material. As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.
SECTION 3.10.     Plans. Each Employee Benefit Plan of the Company, each Subsidiary and each ERISA Affiliate is in compliance with ERISA and the Code, where applicable, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company, each Subsidiary and each ERISA Affiliate have complied with the requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company, each Subsidiary and each ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC has been, or is expected by the Company, any Subsidiary or any ERISA Affiliate to be, incurred by the Company, any Subsidiary or any ERISA Affiliate, except to the extent that such liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Liability, as referred to in this Section 3.10, includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in material compliance with the continuation of health care coverage requirements of Section 4980B and 4980D of the Code, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.11.     Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each Subsidiary possess all Environmental Permits currently required under applicable Environmental Laws to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in compliance with the terms and conditions of such Environmental Permits, nor has the Company or any Subsidiary received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed; (b) the Company and each Subsidiary is currently, and within applicable statutes of limitation, have been, in compliance with all applicable Environmental Laws; (c)(i) the Company has not received notice of any civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information pending or threatened under any Environmental Law against the Company or any Subsidiary, and (ii) the Company has not received notice of actual or potential liability under any Environmental Law that has not been resolved, including, but not limited to, any liability that the Company or any Subsidiary may have retained or assumed either contractually or by operation of law; (d)

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as of the date hereof, no property or facility currently, or to the Company’s knowledge, formerly owned, operated or leased by the Company or any present or former Subsidiary, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or CERCLIS, both promulgated under the CERCLA, or on any comparable foreign or state list established under any Environmental Law; (e)(i) there has been no disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by the Company, any Subsidiary or respective predecessors in interest, on, at or under any property presently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor in interest; and (ii) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case, that could reasonably be expected to require investigation, removal, remedial or corrective action by the Company or that would reasonably likely result in liabilities of, or losses, damages or costs to the Company under any Environmental Law; (f)(i) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by the Company, any Subsidiary or respective predecessors in interest except in compliance with Environmental Laws during the period of such ownership, lease or operation, and (ii) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any such facility or property during the period of such ownership, lease or operation, except in compliance with Environmental Laws; and (g) no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by the Company or any Subsidiary under any Environmental Law.
SECTION 3.12.     Financial Statements.
(a) The Company has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheet as of December 31, 2017, and the related Consolidated Statement of Income and Consolidated Statement of Cash Flows, for the fiscal year then ended (collectively, together with the related notes and schedules, the “Financial Statements”). The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of the Company and the Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP as then in effect.
(b)     Since December 31, 2017, there has been no material adverse change in the financial condition, operations, business or assets of the Company and its Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Company and/or its Subsidiaries as disclosed in the reports of the Company or First Data on Form 10-K, 10-Q or 8-K, or in any Form S-4 of the Company or First Data, filed with the SEC prior to the Effective Date).
SECTION 3.13.     Material Subsidiaries. As of the date of this Agreement, each Material Subsidiary of the Company is set forth on Schedule 3.13.
SECTION 3.14.     OFAC and Anti-Corruption Laws.
(a)     The Company and, to its knowledge, its controlled Affiliates and their respective directors, officers, employees, and agents are conducting their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects.
(b)     None of the Company or, to its knowledge, its controlled Affiliates or their respective directors, officers, employees or agents acting or directly benefiting in any capacity in connection with the Borrowings:

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(i)     is a Designated Person;
(ii)     is a Person that is 50% or greater owned or controlled by one or more Designated Persons or by a Sanctioned Country;
(iii)     is located, organized or resident in a Sanctioned Country; or
(iv)     is (or, except as disclosed in writing to the Administrative Agent prior to the Effective Date), has, to the Company’s knowledge, within the year preceding the Effective Date) directly or, to the Company’s knowledge, indirectly engaged in, any dealings or transactions, in each case in violation of any Sanctions, (1) with any Designated Person or (2) in any Sanctioned Country to the extent that after giving effect to such dealings or transactions the Company and its Subsidiaries have more than 5% of their consolidated assets in Sanctioned Countries or derive more than 5% of their consolidated revenues from investments in, or transactions with, Sanctioned Countries.

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SECTION 3.15.     EEA Financial Institutions. The Company is not an EEA Financial Institution.
SECTION 3.16.     Use of Proceeds. The Company will not, directly or, to its knowledge, indirectly, use any part of the proceeds of any Loan in violation of Anti-Corruption Laws, applicable Sanctions or the PATRIOT Act. No proceeds of any Loans will be used directly or indirectly to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of Regulation U of the Board, as amended. The Company will use the proceeds of the Loans funded on the Closing Date for the Specified Acquisition Transactions.
SECTION 3.17.     Solvency. On the Closing Date and immediately after giving effect to the Acquisition and the transactions to occur on the Closing Date, the Company and its Subsidiaries, on a consolidated basis, are Solvent.
ARTICLE IV
Conditions
SECTION 4.01.     Effective Date. This Agreement shall become effective on and as of the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)     The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)     The Administrative Agent shall have received a legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Sullivan & Cromwell LLP, New York counsel to the Company, and (ii) Lynn S. McCreary, Chief Legal Officer of the Company, in each case as is customary for financing transactions of the type contemplated by this Agreement. The Company hereby requests such counsels to deliver such opinions.
(c)     The Administrative Agent shall have received the documents and certificates relating to the organization, existence and good standing of the Company, the authorization of the transactions contemplated by this Agreement and other legal matters relating to the Company, the Loan Documents and the transactions contemplated hereby described in the list of closing documents attached as Exhibit B, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)     Subject to Section 4.03, the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying that (i) the representations and warranties of the Company set forth in Article III of this Agreement are true and correct in all material respects (provided that any such representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) that no Default shall have occurred and be continuing on and as of the Effective Date.

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(e)     (i) The Administrative Agent shall have received, at least three (3) days prior to the Effective Date, all documentation and other information regarding the Company that the Administrative Agent or a Lender reasonably determines is required by U.S. regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by any Lender of its signature page to this Agreement, the condition set forth in this clause (e) shall be deemed to be satisfied with respect to such Lender).
(f)     The Administrative Agent shall have received all fees and other amounts due and payable under this Agreement or the Permanent Financing Fee Letter on or prior to the Effective Date, including, to the extent invoiced (in reasonable detail) at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
(g)     The Specified Acquisition Arranger shall have received a certificate of any officer of the Company confirming that this Agreement constitutes a “Qualifying Bank Financing” for the purposes of the Bridge Commitment Letter.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.     Closing Date. The obligation of each Lender to make Loans on the Closing Date is subject solely to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:
(a)     The Effective Date shall have occurred.
(b)     Each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (in the case of the Acquisition Agreement Representations, to the extent required pursuant to the definition thereof) at the time of, and after giving effect to, the making of the Loans on such date.
(c)     The Administrative Agent shall have received a solvency certificate from the Chief Financial Officer of the Company substantially in the form set forth in Exhibit F hereto.
(d)     The Specified Acquisition shall have been consummated substantially concurrently with the making of the Loans on such date, in all material respects in accordance with the Acquisition Agreement after giving effect to any modifications, amendments, supplements, consents or waivers, other than those modifications, amendments, supplements, consents or waivers by the Company that are materially adverse to JPMorgan Chase Bank, N.A. in its capacity as arranger and lender in connection with the financing for the Specified Acquisition Transactions (in such capacity, the “Specified Acquisition Arranger”) or the Lenders (in their capacities as such) without the Specified Acquisition Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that any change in the Merger Consideration (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse to the interests of the Lenders or the Specified Acquisition Arranger and shall not require the consent of the Specified Acquisition Arranger if such change results in the number of shares of Parent Common Stock (as defined in

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the Acquisition Agreement) for which each share of Company Common Stock (as defined in the Acquisition Agreement), other than any Exception Shares (as defined in the Acquisition Agreement), may be converted pursuant to the Acquisition Agreement increasing or decreasing by 7.5% or less.
(e)     Since January 16, 2019, no event or events shall have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 16, 2019) on First Data.
(f)     The Administrative Agent and the Lenders shall have received (i) all fees required to be paid under this Agreement and, to the extent payable to the Lenders under this Agreement or their Affiliates on or prior to the Closing Date, all fees required to be paid pursuant to the terms of (A) the Permanent Loan Financing Fee Letter, dated as of January 16, 2019, by and between the Company and the Specified Acquisition Arranger (the “Permanent Financing Fee Letter”) and (B) the Bridge Facility Fee Letter, dated as of January 16, 2019, by and between the Company and the Specified Acquisition Arranger or the definitive documentation in respect of the Bridge Facility, in each case, on or prior to the Closing Date, and (ii) to the extent invoiced at least three (3) Business Days prior to the Closing Date, expenses required to be paid hereunder on or prior to the Closing Date.
(g)     All obligations (other than contingent obligations (including indemnification obligations) that by their terms are to survive the termination of the relevant loan documentation and debt instruments evidencing third party debt) for borrowed money of First Data and its subsidiaries under the instruments set forth on Schedule 4.02(g) shall have been (or substantially concurrently with the making of the Loans on such date shall be) repaid or satisfied and discharged, and in connection therewith all guarantees and liens shall have been released, on or prior to the Closing Date.
(h)     The Administrative Agent shall have received a certificate from a responsible officer of the Company certifying as to the satisfaction of the condition precedent contained in Section 4.02(b) (solely with respect to the Specified Representations), (d) and (e).
(i)     The Administrative Agent shall have received (i) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Company and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (ii) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Company and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the last fiscal quarter of any fiscal year); provided that, in each case, the financial statements required to be delivered by this paragraph (i) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3, in all material respects. The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (i) for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, and in the foregoing clause (ii) for the fiscal quarters ended September 30, 2018, June 30, 2018 and March 31, 2018.1 The Company’s filing of any required audited financial statements with respect to the Company on Form 10-K or required unaudited financial statements with respect to the Company on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii), as applicable, of this paragraph.
(j)     The Administrative Agent shall have received (i) U.S. GAAP audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, equity and cash flows of First Data and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to

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the Closing Date and (ii) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income, comprehensive income, equity and cash flows of First Data and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the last fiscal quarter of any fiscal year); provided that, in each case, the financial statements required to be delivered by this paragraph (j) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3 (regardless of when such financial statements are required to be filed with the SEC), in all material respects. The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (i) for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, and in the foregoing clause (ii) for the fiscal quarters ended September 30, 2018, June 30, 2018 and March 31, 2018. First Data’s filing of such required audited financial statements with respect to First Data on Form 10-K or required unaudited financial statements with respect to First Data on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii), as applicable, of this paragraph.
(k)     The Administrative Agent shall have received pro forma financial statements, in each case as would be required to be included in a registration statement on Form S-3 (regardless of when such pro forma financial statements are required to be filed with the SEC) and which shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3, in all material respects; provided, however, that, to the extent such pro forma financial statements are filed by the Company with the SEC, the condition set forth in this paragraph (xi) shall be deemed satisfied.
(l)     The Administrative Agent shall have received a Borrowing Request for the Borrowings to occur on the Closing Date.
(m)     The Administrative Agent shall have received, at least three (3) days prior to the Closing Date, all documentation and other information regarding the Company that the Administrative Agent or a Lender reasonably determines is required by U.S. regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Closing Date.
SECTION 4.03.     Certain Funds Availability.
Notwithstanding anything to the contrary herein (including Article VII), during the period from and including the Effective Date and to and including the Closing Date (after giving effect to the funding of the Loans on such date), and notwithstanding (a) that any representation given on the Effective Date or the Closing Date (excluding the Specified Representations and Acquisition Agreement Representations constituting conditions precedent to the Closing Date) was incorrect, (b) any failure by the Company to
1 NTD: Provisions to be updated to include full-year 2018 financials and remove 2015 financials and quarterly 2018 financials if agreement signed after filing of 10-K comply with the affirmative covenants and negative covenants (excluding compliance on the Closing Date with certain negative covenants constituting conditions precedent to the Closing Date), (c) any provision to the contrary in this Agreement, any other Loan Document or otherwise or (d) that any condition precedent to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an Event of Default under this Agreement shall have occurred and is continuing with respect to (x) clause (b) of Article VII hereof as a result of a failure to pay any fee that is due and payable hereunder or under the Permanent Financing Fee Letter or (y) clauses (h) or (i) of Article VII hereof (with respect to the Company only)) (i) rescind, terminate or cancel this Agreement

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or any of its Commitments hereunder (except as set forth in Section 2.09(a)) or exercise any right or remedy under this Agreement or make or enforce any claim under the Loan Documents or otherwise it may have, to the extent to do so would restrict, prevent, limit or delay the making of its Loans on the Closing Date, (ii) refuse to participate in making its Loans on the Closing Date or (iii) exercise any right of set-off or counterclaim in respect of its Loans to the extent to do so would restrict, prevent, limit or delay the making of its Loans on the Closing Date; provided that, from and after the Closing Date, after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that the Company will:
SECTION 5.01.     Legal Existence. Except as may otherwise be permitted by Sections 6.03 and 6.04, maintain and cause each Subsidiary to maintain, its corporate existence in good standing (i) in the jurisdiction of its incorporation or formation and (ii) in each other jurisdiction in which such Person does business, except, in each case (other than in respect of the Company in the case of clause (i)), to the extent the failure so to do would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02.     Taxes. Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Company and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that (a)(i) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (b) the failure so to do would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.03.     Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with financially sound insurance carriers against at least such risks, and in at least such amounts, as are usually insured against by similar businesses, including business interruption, public liability (bodily injury and property damage), fidelity, workers’ compensation and property insurance, except to the extent that the failure so to do would not reasonably be expected to have a Material Adverse Effect.

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SECTION 5.04.     Performance of Obligations. Pay and discharge promptly when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, would reasonably be expected to have a Material Adverse Effect; provided that neither the Company nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.
SECTION 5.05.     Condition of Property. Except as permitted by Sections 6.03 and 6.04 and for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all Property used or useful in the operation of its business (other than Property which is replaced with similar Property), and cause each Subsidiary so to do, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.06.     Observance of Legal Requirements. Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which would reasonably be expected to have a Material Adverse Effect.
SECTION 5.07.     Financial Statements and Other Information. Furnish to the Administrative Agent:
(a)     As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of (x) the Company’s 10‑K in respect of such fiscal year, and (y) (i) the Company’s Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statement of Income, and Consolidated Statement of Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Company’s auditors, which report shall state that (A) such auditor has audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP (provided that, notwithstanding the foregoing, such report may be with reference to such financial statements which have given effect to the consolidation of any FIN 46 Entities with the Company);
(b)     [reserved];
(c)     As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (x) the Company’s 10‑Q in respect of such fiscal quarter, and (y) (i) the Company’s Consolidated Balance Sheet as of the end of such quarter, and (ii) the related Consolidated Statement of Income, and Consolidated Statement of Cash Flows for (A) such quarter, and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to normal year‑end and audit adjustments);
(d)     Simultaneously with the delivery of the financial statements required by Section 5.07(a) or 5.07(c), as the case may be, a Compliance Certificate, as of the fiscal period then ended, certified by a Financial Officer of the Company, which shall certify that no Default or Event of Default shall have

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occurred and be continuing or, if so, specifying all such Defaults and Events of Default, and setting forth computations in reasonable detail demonstrating compliance with Section 6.08;

(e)     Upon a Financial Officer of the Company becoming aware thereof, prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any Governmental Authority which would reasonably be expected to have a Material Adverse Effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Company or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Company or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, would reasonably be expected to have a Material Adverse Effect;
(f)     Upon a Financial Officer of the Company becoming aware thereof, prompt written notice of the occurrence of (i) each Default, and (ii) the occurrence of any event or circumstance that would reasonably be expected to have a Material Adverse Effect;
(g)     Upon the forwarding thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so furnished;
(h)     Promptly after either rating agency providing a rating for the Index Debt pursuant to the definition of “Applicable Rate” shall have publicly announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
(i)     Promptly after request therefor, such other information relating to the financial condition or business of the Company, the Subsidiaries and the FIN 46 Entities, as the Administrative Agent or any Lender at any time or from time to time may reasonably request (it being understood and agreed that neither the Company nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (1) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on the Company or its Subsidiaries; (2) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (3) constitutes non-financial trade secrets or non-financial proprietary information); and
(j)     Promptly after request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
Each report and other document required to be delivered by the Company pursuant to subparagraphs (a), (c), (d) and (g) of this Section 5.07 shall be deemed to have been delivered on the date upon which (i) other than in the case of the Compliance Certificate, the Company files such documents with the SEC via the EDGAR filing system (or any successor system), to the extent such documents are publicly available, or (ii) the Company notifies the Administrative Agent that such report or other document has been posted at a site (the address of which shall be contained in such notice) on the internet, which site is accessible by a widely held nationally recognized internet browser, from which such report or document may be readily

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viewed. The Administrative Agent shall promptly furnish to each Lender a copy (in the form received) of each notice or other information provided to the Administrative Agent under this Section 5.07.
If any financial materials and related certificates required to be delivered pursuant to Sections 5.07(a), (c) and/or (d) shall be required to be delivered pursuant to the terms of such Section(s) on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.
SECTION 5.08.     Records. At all reasonable times, upon reasonable prior notice and at the sole cost and expense of the Administrative Agent and the Lenders, permit representatives of the Administrative Agent and each Lender to discuss the affairs of the Company and its Subsidiaries with appropriate members of management thereof, and to meet and discuss the affairs of the Company and its Subsidiaries with the Company’s auditors.
SECTION 5.09.     Authorizations. Maintain and cause each Subsidiary to maintain, in full force and effect, all copyrights, patents, trademarks, trade names, franchises, licenses, permits, applications, reports, and other authorizations and rights, except where the failure so to do would not reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that it will not:
SECTION 6.01.     Subsidiary Indebtedness. Permit any Material Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:
(a)     (i) the Obligations and any other Indebtedness created under the Loan Documents, (ii) the obligations and any other Indebtedness incurred by a Subsidiary Borrower (as defined in the Revolving Credit Facility Agreement) under the Revolving Credit Facility, and (iii) any other Indebtedness if the Loans are guaranteed on a pari passu basis by each Subsidiary that has incurred such Indebtedness; provided that any such guarantee may, at the option of the Company, be automatically released if the Subsidiary providing such guarantee is no longer liable in respect of such Indebtedness;
(b)     Indebtedness existing on the Effective Date and set forth on Schedule 6.01;
(c)     Indebtedness in respect of capital and operating leases, and Permitted Sale-Leaseback Transactions;
(d)     purchase money Indebtedness in connection with the acquisition of fixed or capital assets;
(e)     Indebtedness to the Company or any Subsidiary, and Guarantees by any Subsidiary of Indebtedness of another Subsidiary or the Company to the extent that such Indebtedness is not prohibited hereby;

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(f)     other Indebtedness; provided that, immediately after giving effect thereto, (i) the aggregate sum of all Indebtedness (without duplication) under this Section 6.01(f) would not exceed the greater of (x) $1,000,000,000 and (y) 15.0% of Net Worth as determined at the time of, and immediately after giving effect to, the incurrence of such Indebtedness and (ii) to the extent such Indebtedness is secured by Liens, such Liens would be permitted under Section 6.02(l), (m), (o), (p) and/or (r);
(g)     Indebtedness assumed in connection with any Acquisition or of a Person that becomes a Subsidiary after the date hereof and not incurred in contemplation thereof; and
(h)     any extensions, renewals, refinancings, amendments, restatements, supplements, refundings, modifications or replacements of any Indebtedness permitted by this Section 6.01 (and, in the case of guarantees, guarantees in respect of any extension, renewal, refinancing, amendment, restatement, supplement, refunding, modification or replacement of the guaranteed indebtedness), to the extent that the principal amount thereof shall not be increased other than increases related to required premiums, accrued interest and reasonable fees and expenses in connection with such extensions, renewals, refinancings, amendments, restatements, supplements, refundings, modifications or replacements.
SECTION 6.02.     Liens. Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Company or any Material Subsidiary, or permit any Material Subsidiary so to do, except any one or more of the following types of Liens:
(a)     Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);
(b)     Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of a similar nature, in each such case arising in the ordinary course of business;
(c)     mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other similar Liens arising in the ordinary course of business with respect to obligations which (i) are not more than 30 days’ past due, or (ii) are being contested in good faith and by appropriate action;
(d)     Liens for taxes, assessments, fees or governmental charges or levies which (i) are not delinquent, (ii) are payable without material penalty, or (iii) are being contested in good faith and by appropriate action;
(e)     judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII and other Liens consisting of attachments, judgments or awards against the Company or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;
(f)     easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operation of the business of the Company or any Subsidiary;

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(g)     Liens existing on the Effective Date and securing Indebtedness or other obligations of the Company or, to the extent permitted by Section 6.01, of the Subsidiaries;
(h)     statutory Liens in favor of lessors arising in connection with Property leased to the Company or any Subsidiary;
(i)     Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.02 would violate Regulation U of the Board, as amended;
(j)     purchase money Liens on Property hereafter acquired by the Company or any Subsidiary created within 270 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof; provided that the Lien secured thereby shall attach only to the Property so acquired and related assets (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (j));
(k)     Liens in respect of capital leases permitted by Section 6.01 and Permitted Sale-Leaseback Transactions;
(l)     (A) Liens on the Property of a Person that becomes a Subsidiary after the date hereof; provided that (i) such Liens existed at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any Property after the time such Person becomes a Subsidiary that was not covered immediately prior thereto, (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary, and (B) Liens on the proceeds of Indebtedness constituting debt securities included in clause (a)(i) of the definition of “Leverage Ratio” incurred to finance an acquisition, investment or refinancing pursuant to customary escrow or similar arrangements to the extent such proceeds (i) secure such Indebtedness or is otherwise restricted in favor of the holders of such debt securities and (ii) will be required to repay such Indebtedness if such acquisition, investment or refinancing is not consummated;
(m)     Liens on Property existing at the time of acquisition thereof and not created in contemplation thereof;
(n)     Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry and (iii) Liens on assets in order to secure defeased and/or discharged indebtedness;
(o)     Liens securing Securitized Indebtedness;
(p)     any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (g), (j), (l), (m) and (r) of this Section 6.02, to the extent that the principal amount secured by such Lien at such time is not increased (other than increases related to required premiums, accrued interest and reasonable fees and expenses in connection with such extensions, renewals, refinancings, substitutions or replacements); and provided that such extension, renewal, refinancing substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property and proceeds thereof);

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(q)     Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.02; and
(r)     other Liens; provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens permitted under this Section 6.02(r) would not exceed the greater of (i) $1,000,000,000 and (ii) 15.0% of Net Worth as determined at the time of, and immediately after giving effect to, the issuance of such Lien.
SECTION 6.03.     Asset Sales. Other than in connection with Permitted Sale-Leaseback Transactions or one or more transactions contemplated by Sections 6.04(a) or 6.04(b), sell, assign (other than a collateral assignment intended for security), transfer or otherwise dispose of, in one transaction or a series of related transactions and whether effected pursuant to a Division or otherwise, or permit any Material Subsidiary so to do, all or substantially all of the consolidated assets of the Company and the Subsidiaries taken as a whole.
SECTION 6.04.     Mergers and Acquisitions. Consolidate or merge into or with any Person, or make any Acquisition or consummate a Division as the Dividing Person, or permit any Material Subsidiary so to do, except as follows:
(a)     any Subsidiary may consolidate or merge with or into, or be Acquired by, the Company; provided that (i) the Company is the survivor or transferee thereof, and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist;
(b)     any Subsidiary may consolidate or merge with or into, or be Acquired by, another Subsidiary;
(c)     Acquisitions of one or more Operating Entities or Properties; provided that either (i) if such Acquisition constitutes a Limited Condition Acquisition, such Acquisition shall be subject to the conditions set forth in the proviso contained in the fifth sentence of Section 2.22, or (ii) immediately before and after giving effect to each such Acquisition under this Section 6.04(c), (A) no Default shall or would exist, and (B) all of the representations and warranties contained in Article III (other than Sections 3.04(a), 3.12 and 3.16) shall be true and correct as if then made (except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct as of such date);
(d)     any Subsidiary may consolidate or merge with or into, or be Acquired by, any Person (other than a Subsidiary); provided that (i) such transaction is not prohibited by Section 6.03 and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist; and
(e)     any Subsidiary may consummate a Division as a Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, or, with respect to assets not so held by one or more Subsidiaries, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 6.03; provided that, notwithstanding anything to the contrary in this Agreement, any Subsidiary which is a Division Successor resulting from a Division of assets of a Material Subsidiary shall not cease to be a Material Subsidiary solely as a result of the applicable Division.
SECTION 6.05.     Pari Passu Obligations. The obligations of the Company under the Loan Documents shall at all times rank not lower than pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated obligations of the Company, except for those

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obligations that are mandatorily preferred by law, including by operation of bankruptcy, insolvency, liquidation or similar laws of general application.

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SECTION 6.06.     Transactions with Affiliates. Become, or permit any Material Subsidiary to become, a party to any transaction with any Affiliate of the Company (excluding any direct or indirect wholly-owned Subsidiary of the Company) on a basis materially less favorable to the Company or such Material Subsidiary in any material respect than if such transaction were not with an Affiliate of the Company, except for (a) any transaction not prohibited under Section 6.04, (b) transactions effected as part of a securitization transaction permitted hereunder, (c) the declaration or payment of any dividend, distribution, premium or liquidation preference on any class of Stock, and (d) the redemption, retirement, purchase or acquisition of, or sinking fund or other similar payment in respect of, any class of Stock.
SECTION 6.07.     [Intentionally Omitted].
SECTION 6.08.     Financial Covenants.
(a)     Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter to be greater than: 3.5 to 1.0; provided that the Company may, by written notice to the Administrative Agent for distribution to the Lenders, elect to increase the maximum Leverage Ratio permitted under this Section 6.08(a) to (i) 4.0 to 1.0 as of the end of any fiscal quarter of the Company during which a Qualified Acquisition has been consummated and the three (3) consecutive fiscal quarters ending immediately following such fiscal quarter (each such period of four (4) consecutive fiscal quarters, a “Qualified Acquisition Adjusted Covenant Period”) and (ii) 4.5 to 1.0 as of the end of any fiscal quarter of the Company during which an Additional Qualified Acquisition has been consummated and the eight (8) consecutive fiscal quarters ending immediately following such fiscal quarter (each such period of nine (9) consecutive fiscal quarters, an “Additional Qualified Acquisition Adjusted Covenant Period”); provided, further, that in the case of this clause (a)(ii), the applicable maximum Leverage Ratio shall be reduced by 0.25:1.00 at the end of the second, fourth, sixth and eighth full fiscal quarters ending after the fiscal quarter in which the Additional Qualified Acquisition is consummated. Notwithstanding the foregoing, (x) during any five consecutive year term of this Agreement, the Company may elect no more than two Qualified Acquisition Adjusted Covenant Periods and no more than one Additional Qualified Acquisition Adjusted Covenant Period, and (y) the Company may not elect any Adjusted Covenant Period for at least two fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to clauses (a)(i) or (a)(ii) (it being understood and agreed that at the end of an Adjusted Covenant Period, the maximum Leverage Ratio permitted under this Section 6.08(a) shall revert to 3.5 to 1.0 as of the end of each subsequent fiscal quarter unless and until another Adjusted Covenant Period is elected pursuant to the terms and conditions described above); or
(b)     Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0 to 1.0.
SECTION 6.09.     OFAC and Anti-Corruption Laws.
(a)     The Company shall not, and shall ensure that none of its controlled Affiliates will, directly or, to the Company’s knowledge, indirectly use the proceeds of Borrowings hereunder:
(i)     in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;

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(ii)     to fund or finance any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, in either case, to the extent such activities, business or transaction would violate Sanctions; or
(iii)     in any other manner that will result in liability to the Administrative Agent or any Lender under any applicable Sanctions or a breach by the Administrative Agent or any Lenders of any Sanctions.
(b)     The Company shall not, and shall ensure that none of its controlled Affiliates will, use funds or assets obtained directly or, to the Company’s knowledge, indirectly from transactions with or from (i) Designated Persons or (ii) any Sanctioned Country, in either case, in violation of Sanctions, to pay or repay any amount owing to the Administrative Agent or any Lender under any Loan Document.
(c)     The Company shall, and shall ensure that each of its controlled Affiliates will:
(i)     conduct its business in compliance with Anti-Corruption Laws in all material respects;
(ii)     maintain policies and procedures designed to promote and achieve compliance in all material respects with Anti-Corruption Laws; and
(iii)     have reasonable controls and safeguards in place designed to prevent any proceeds of any Borrowing hereunder from being used contrary to the representations and undertakings set forth herein.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)     the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)     the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)     any representation or warranty of the Company in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any final version of any certificate delivered on or after the date hereof, shall prove to have been incorrect in any material respect when made;
(d)     (i) the Company shall fail to observe or perform any covenant or agreement contained in Section 5.01 or in Article VI or (ii) except as permitted herein, any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void by the Company, or the Company or any Subsidiary takes any action (other than payment in full) for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

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(e)     the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after (i) in the case of Section 5.07(e), a Financial Officer of the Company being aware of such failure and (ii) otherwise, notice thereof from the Administrative Agent to the Company;
(f)     the Company or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), and such failure to pay shall not have been remedied or waived by or on behalf of the holder or holders of such Material Indebtedness;
(g)     any event or condition occurs that (i) results in any Material Indebtedness becoming or being declared due prior to its scheduled maturity, and, in the case of this clause (i), such declaration is not rescinded, or (ii) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to its scheduled maturity, and, in the case of this clause (ii), such event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Material Indebtedness; provided that this clause (g) shall not apply to any of the following events unless such event results in the acceleration of other Material Indebtedness: (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty or similar event, (2) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (3) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (4) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, in each case pursuant to Indebtedness of an acquired business, (5) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements and (6) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of the Company or any Material Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction;
(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)     the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any

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such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(j)     the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)     one or more judgments for the payment of money in an aggregate amount in excess of $300,000,000 shall be rendered against the Company or any Subsidiary and the same shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 consecutive days;
(l)     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would have a Material Adverse Effect; or
(m)     a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent with the consent of the Required Lenders, may and, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Company accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.
ARTICLE VIII
The Administrative Agent Authorization and Action.
(a)     Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the preamble to this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)     As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other

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number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent reasonably and in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)     In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)     the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and
(ii)     nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)     The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Lenders acknowledge that the Administrative Agent shall not be responsible for the

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negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)     None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document (excluding, for the avoidance of doubt, any commitment and fee letters) and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)     In case of the pendency of any proceeding with respect to the Company under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(g)     The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each party that is a holder of Obligations, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02.     Administrative Agent’s Reliance, Indemnification, Etc.
(a)     Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall reasonably believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence

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of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company to perform its obligations hereunder or thereunder.
(b)     The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
(c)     Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Company in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and reasonably and in good faith believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03.     Posting of Communications.
(a)     The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system and used by it for such purpose with respect to its credit facilities generally (the “Approved Electronic Platform”).

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(b)     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the foregoing parties (as determined by a court of competent jurisdiction by a final and nonappealable judgment).

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(c)     THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).
(d)     Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)     Each of the Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)     Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04.     The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

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SECTION 8.05.     Successor Administrative Agent.
(a)     The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Event of Default shall then exist, the consent of, such consent not to be unreasonably withheld) the Company, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In both cases, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)     Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.06.     Acknowledgement of Lenders.
(a)     Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the

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United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)     Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
SECTION 8.07.     Certain ERISA Matters.
(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:
(i)     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents

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and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX
Miscellaneous Notices.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)     if to the Company, to it c/o Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention of Robert Hau, Chief Financial Officer, and Russell Kohl, Senior Vice President, Tax & Treasury (Facsimile No. (262) 879-5318; email: Russ.Kohl@fiserv.com), with a copy to, in the case of any notice of Default or Event of Default, (A) Lynn S. McCreary, Chief Legal Officer (Facsimile No. (262) 879-5532; email: Lynn.McCreary@Fiserv.com), and (B) Neal McKnight, Sullivan & Cromwell LLP (Facsimile No. (212) 291-9097; email: mcknightn@sullcrom.com);
(ii)     if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Telecopy No. (888) 292-9533; email: jpm.agency.cri@jpmorgan.com), and with a copy to JPMorgan Chase Bank, N.A., 560 Mission Street, 19th Floor, San Francisco, California 94105, Attention of Min Park (Telecopy No. (415) 226-0799; email: min.park@jpmorgan.com) and (C) in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan.com;
(iii)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications

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pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02.     Waivers; Amendments.
(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)     Except as provided in Section 2.23 with respect to the extension of the applicable Maturity Date, or as provided in Section 2.22 with respect to an Incremental Term Loan Amendment or as provided in Section 2.14(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender under any Tranche without the written consent of such Lender (provided that an amendment, modification, waiver or consent with respect to any condition precedent, covenant, Event of Default or Default shall not constitute an increase in the Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than waivers or amendments with respect to the application of a default rate of interest pursuant to Section 2.13(b)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that no amendment entered into pursuant to the terms of Section 2.14(c) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (including the Commitment Termination Date or the Maturity Date), without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would

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alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.22 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Loans are included on the Closing Date) or (vi) change the provisions of any Loan Document in a manner that by its terms would reasonably be expected to materially adversely affect the rights of Lenders holding Loans in a particular Tranche relative to the rights of Lenders holding Loans in the other Tranche without the prior written consent of Lenders having Commitments in respect of such adversely affected Tranche representing more than 50% of the Commitments in respect of such adversely affected Tranche (or, upon the funding of the Loans on the Closing Date, holding Loans in respect of such adversely affected Tranche representing more than 50% of the aggregate outstanding principal amount of all of the Loans in respect of such adversely affected Tranche at such time); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification, and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
(c)     If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants),

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and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
(d)     Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(e)     Notwithstanding the foregoing, (i) if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement and (ii) this Agreement and any other Loan Document may be amended (or amended and restated) by the Administrative Agent and the Company to reflect an alternative rate of interest and make related changes as provided in Section 2.14(c).
SECTION 9.03.     Expenses; Indemnity; Damage Waiver.
(a) The Company shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable, documented and invoiced fees, charges and disbursements of one primary counsel (and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Company, the Administrative Agent will notify the Company of its intent to contact such outside counsel, and (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable, documented and invoiced fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and the Lenders , taken as a whole, and additional counsel to the extent reasonably determined by the Administrative Agent or any Lender or group of Lenders to be necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses (solely to the extent the Company is informed in writing of such conflict or different claim or defense in advance of hiring additional counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document at any time during a Default, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans.

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(b)     The Company shall indemnify the Administrative Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related reasonable, documented and invoiced costs and expenses, including the reasonable, documented and invoiced fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Indemnitees, taken as a whole, and additional counsel to the extent reasonably determined by any Indemnitee or group of Indemnitees to be necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses (solely to the extent the Company is informed in writing of such conflict or different claim or defense in advance of hiring additional counsel), as and when incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, or the performance by the parties hereto of their respective obligations thereunder or the consummation of the Specified Acquisition Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence, bad faith, material breach of the Loan Documents or willful misconduct of such Indemnitee or any of its Affiliates, (b) a dispute among the Indemnitees not arising from a Default (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the credit facility evidenced by this Agreement, except, with respect to this clause (b), to the extent such acts or omissions are determined by a court of competent jurisdiction by final and non-appealable judgment to have constituted the gross negligence, bad faith, material breach of the Loan Documents or willful misconduct of such Indemnitee in such capacity) or (c) such Indemnitee’s or any of its Affiliates’ material breach of the Loan Documents. Notwithstanding the foregoing, (x) each Indemnitee shall promptly repay to the Company any and all amounts previously paid by the Company pursuant to the foregoing indemnification provisions to the extent such Indemnitee or any of its Affiliates is found by a final, non-appealable judgment of a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the immediately preceding proviso, and (y) the Company shall not be liable for any settlement of any claim, litigation, investigation, arbitration or proceeding (each, a “Proceeding”) effectuated without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the written consent of the Company or if there is a final and non-appealable judgment for the plaintiff in any such Proceeding, the Company agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment in accordance with this Section 9.03(b). The Company shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee from all liability arising out of such Proceeding, (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnitee or any injunctive relief or other non-monetary remedy and (c) contains customary confidentiality and non-disparagement provisions. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

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(c)     To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)     To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than for direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Specified Acquisition Transactions, any Loan or the use of the proceeds thereof.
(e)     All amounts due under this Section shall be payable not later than 30 days after written demand therefor accompanied by a reasonably detailed calculation of the amount demanded.
SECTION 9.04.     Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender in violation of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that in the case of any assignment that requires the Company’s consent, without limiting any other factors that may be reasonable, it shall be reasonable for the Company to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such an assignment) of:
(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof); provided that no consent of the Company shall be required (but notice to the Company, either prior to or

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promptly after such assignment, shall be required) for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund (provided, further, that, notwithstanding the preceding clause (1), the consent of the Company shall be required if, after giving effect to such assignment, the assignee, collectively with its affiliated Lenders and affiliated Approved Funds, would, as a result of such assignment, hold more than fifteen percent (15%) of the aggregate amounts of unused Commitments), or, (2) if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee; and
(B) the Administrative Agent.
(ii)     Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Company described in Section 108(e)(4) of the Code; and
(F) the assignee shall not be the Company or any Subsidiary or Affiliate of the Company.

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For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)     The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)     Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in

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the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Company described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) and (h) as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security

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interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from being a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions

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provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
(f)    EEA Financial Institutions. Notwithstanding anything to the contrary in this
Section 9.04, or elsewhere in this Agreement, the consent of the Company shall be required (such consent not to be unreasonably withheld or delayed) for an assignment to an assignee that is an EEA Financial Institution unless a Default shall have occurred and be continuing at the time of such assignment.
SECTION 9.05.     Survival. All covenants, agreements, representations and warranties made by the Company in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.     Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions

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contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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SECTION 9.07.     Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.     Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” and the determination of whether there shall have occurred a “Material Adverse Effect” under the Acquisition Agreement, (b) the determination of whether the Specified Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (c) the determination of whether the Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Company (or its affiliates) has the right (taking into account any applicable cure provisions) to decline to consummate the Specified Acquisition or to terminate its (or their) obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement shall, in each case be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction..
(b)     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to only the jurisdiction of (i) the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and (ii) any U.S. federal or, in the case of the Company only, Illinois state court sitting in Chicago, Illinois, and in each case any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of

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any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state, such Illinois state (if applicable) or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction.
(c)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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SECTION 9.12.     Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto and the disclosing Administrative Agent or Lender shall be responsible for any violation of the provisions of this Section 9.12 by any such Person), (b) to the extent requested by any regulatory authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required (i) by applicable laws or regulations or (ii) by any subpoena or similar compulsory legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (f)(i)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the prior written consent of the Company or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Company or any of its Subsidiaries that the Administrative Agent or such Lender, as applicable, reasonably believes is not prohibited from disclosing such information to such party in violation of a duty or contractual obligation of confidentiality to the Company or any of its Subsidiaries. In the event of disclosure pursuant to clause (c)(i) or (ii) above, the applicable disclosing Person shall, (x) to the extent not prohibited by applicable law, rule or regulation, as promptly as practicable notify the Company in writing of such required disclosure and if possible, prior to any such required disclosure, so as to provide the Company, at its sole expense, the reasonable opportunity to obtain a protective order or other comparable relief regarding such disclosure, (y) if the Company is unable to successfully obtain a protective order or other comparable relief, so furnish only that portion of the Information which such disclosing Person reasonably determines (which may be in reliance on the advice of legal counsel) it is legally required to disclose and (z) use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment. For the purposes of this Section, “Information” means all information which is received from or on behalf of the Company relating to the Company, its Subsidiaries or Affiliates or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than a reasonable degree of care.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE

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USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND AGREES TO UPDATE SUCH CREDIT CONTACT BY NOTICE TO THE COMPANY AND THE ADMINISTRATIVE AGENT FROM TIME TO TIME AS NECESSARY TO CAUSE THE FOREGOING REPRESENTATION TO BE TRUE AT ALL TIMES.
SECTION 9.13.     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.
SECTION 9.14.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.     No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Company acknowledges and agrees that no Credit Party is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction in connection with this Agreement, the other Loan Documents and the credit facilities evidenced hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal

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of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Company with respect thereto.
The Company further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, its Subsidiaries and other companies with which the Company or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, the Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use Information obtained from the Company by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Company in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such Information to other companies. The Company also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Company or any of its Subsidiaries, confidential information obtained from other companies.
SECTION 9.16.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)     the effects of any Bail-In Action on any such liability, including, if applicable:
(i)     a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Company and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

FISERV, INC., as the Company

By _/s/ Robert W. Hau_____________________
Name: Robert W. Hau
Title: Chief Financial Officer and Treasurer

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent

By _/s/ Min Park______________________
Name: Min Park
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

JPMorgan Chase Bank, N.A. as a Lender

By __/s/ Min Park_____________________
Name: Min Park
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

Citibank, N.A., as a Lender

By __/s/ Maureen Maroney_________________
Name: Maureen Maroney
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By __/s/ Nathan Paouncic_________________
Name: Nathan Paouncic
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

MUFG BANK, LTD., as a Lender

By __/s/ Lillian Kim_________________
Name: Lillian Kim
Title: Director

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

PNC Bank, National Association, as a Lender

By __/s/ Joseph Vehec_________________
Name: Joseph Vehec
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

U.S. Bank National Association, as a Lender

By __/s/ Caroline V. Krider_________________
Name: Caroline V. Krider
Title: SVP & Milwaukee Market Leader

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

Bank of Montreal, Chicago Branch, as a Lender

By __/s/ Jude M. Carlin_________________
Name: Jude M. Carlin
Title: Senior Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

SUNTRUST BANK, as a Lender

By __/s/ Will Miller_________________
Name: Will Miller
Title: Vice President

TD Bank, N.A., as a Lender

By __/s/ Shreya Shah_________________
Name: Shreya Shah
Title: Senior Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By __/s/ Jonathan Malden_________________
Name: Jonathan Malden
Title: Duly Authorized Signatory

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

Citizens Bank, N.A., as a Lender

By __/s/ Thomas Lass_________________
Name: Thomas Lass
Title: Senior Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

National Westminster Bank plc, as a Lender

By __/s/ Diana Rogers_________________
Name: Diana Rogers
Title: Senior Director, LC&I

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

MIZUHO BANK, LTD, as a Lender

By __/s/ Donna DeMagistris________________
Name: Donna DeMagistris
Title: Authorized Signatory

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

SANTANDER BANK, N.A., as a Lender

By __/s/ Mustafa Khan_________________
Name: Mustafa Khan
Title: Senior Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

Branch Banking and Trust Company, as a Lender

By __/s/ Matthew J. Davis_________________
Name: Matthew J. Davis
Title: Senior Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

First National Bank of Pennsylvania, as a Lender

By __/s/ Mark Guterman_________________
Name: Mark Guterman
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By __/s/ David A. Wild_________________
Name: David A. Wild
Title: Senior Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

The Bank of Nova Scotia, as a Lender

By __/s/ Kevin Chan_________________
Name: Kevin Chan
Title: Director

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

THE HUNTINGTON NATIONAL BANK, as a Lender

By __/s/ Mark Zobel_________________
Name: Mark Zobel
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By __/s/ Doreen Barr_________________
Name: Doreen Barr
Title: Authorized Signatory

By __/s/ Marc Zihlmann_________________
Name: Marc Zihlmann
Title: Authorized Signatory

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

Associated Bank, N.A., as a Lender

By __/s/ Daniel Holzhauer_________________
Name: Daniel Holzhauer
Title: Sr Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.

COMERICA BANK, as a Lender

By __/s/ John Lascody_________________
Name: John Lascody
Title: Vice President

Signature Page to Term Loan Credit Agreement
Fiserv, Inc.